Exhibit 99.1

December 16, 2009

For Immediate Release:

Eric Loughmiller

Executive Vice President and Chief Financial Officer

317-249-4254

eric.loughmiller@karauctionservices.com

KAR Auction Services, Inc. Announces Preliminary Results of

Tender Offer for Outstanding Notes

Carmel, IN— KAR Auction Services, Inc. (the “Company”) today announced preliminary results of its previously announced cash tender offer for its 10% Senior Subordinated Notes due 2015 (CUSIP No. 48238QAF2) (the “First Priority Notes”), its 8 3/4% Senior Notes due 2014 (CUSIP No. 48238QAE5) (the “Second Priority Notes”) and its Floating Rate Senior Notes due 2014 (CUSIP No. 48238QAD7) (the “Third Priority Notes” and, together with the First Priority Notes and the Second Priority Notes, the “Notes”).

As of 5:00 p.m., New York City time, on December 15, 2009 (the “Early Tender Date”), $231,361,000 aggregate principal amount of the First Priority Notes, $296,243,000 aggregate principal amount of the Second Priority Notes and $54,578,000 aggregate principal amount of the Third Priority Notes have been validly tendered and not validly withdrawn. Since at least $191,250,000 principal amount of First Priority Notes were validly tendered and not validly withdrawn as of the Early Tender Date, the Minimum Condition (as defined in the Offer to Purchase dated November 30, 2009) was satisfied. Because the repurchase amount of First Priority Notes validly tendered and not validly withdrawn as of the Early Tender Date is in excess of $213,600,000, which is the maximum aggregate consideration for Notes purchased in the tender offer, excluding accrued and unpaid interest, the Company does not expect to accept any validly tendered Second Priority Notes or Third Priority Notes for purchase in the tender offer and, therefore, such Second Priority Notes and Third Priority Notes will be returned to holders as soon as practicable.

The table below reflects certain unchanged terms of the tender offer:

CUSIP Number	Title of Security	Acceptance Priority Level	Aggregate Principal Amount Outstanding	Late Tender Offer Consideration(1)	Early Tender Premium(1)	Total Tender Offer Consideration(1)
48238QAF2	10% Senior Subordinated Notes due 2015	1	$425,000,000	$1,040	$40	$1,080
48238QAE5	8 3/4% Senior Notes due 2014	2	$450,000,000	$1,020	$40	$1,060
48238QAD7	Floating Rate Senior Notes due 2014	3	$150,000,000	$900	$40	$940

(1)	Per $1,000 principal amount of Notes accepted for purchase.

Holders of First Priority Notes that were validly tendered and not validly withdrawn on or before the Early Tender Date will receive the applicable Total Tender Offer Consideration for any such First Priority Notes accepted for purchase in the tender offer. Holders of First Priority Notes that are validly tendered after the Early Tender Date but before the expiration of the tender offer will receive only the applicable Late Tender Offer Consideration for any such First Priority Notes accepted for purchase in the tender offer.

Because the repurchase of First Priority Notes validly tendered and not validly withdrawn will exceed the maximum aggregate consideration for Notes purchased in the tender offer, the amount of First Priority Notes accepted for purchase in the tender offer will be subject to proration. We will determine the final proration factor as soon as practicable after the Expiration Date and will publicly announce the results of proration.

The time and date at which the tender offer will expire is 5:00 p.m., New York City time, on December 30, 2009 (unless extended). The Company currently expects the tender offer to be settled on December 31, 2009.

This press release is neither an offer to purchase nor a solicitation of an offer to sell any Notes. The tender offer is made only by, and pursuant to the terms of, the Offer to Purchase, the related Letter of Transmittal and the Company’s press release relating to the tender offer issued on December 10, 2009. The information in this press release is qualified by reference to those documents, except to the extent the terms of the tender offer described therein are amended by this press release. Subject to applicable law, the Company may further amend, extend, waive conditions to or terminate the tender offer.

Goldman, Sachs & Co. and RBC Capital Markets Corporation are the Dealer Managers for the tender offer. Persons with questions regarding the tender offer should contact Goldman, Sachs & Co. at (212) 357-4692 or (toll-free) (800) 828-3182 (Attention: Liability Management Group) or RBC Capital Markets Corporation (Attention: High Yield Capital Markets). Requests for copies of the Offer to Purchase, the related Letter of Transmittal and other related materials should be directed to Global Bondholder Services Corporation, the Information Agent and Depositary for the tender offer, at (212) 430-3774 (for banks and brokers only) or (866) 470-4300 (for all others and toll-free).

About KAR Auction Services

KAR Auction Services, Inc. is the holding company for ADESA, Inc., a leading provider of wholesale used vehicle auctions whose operations span North America with 62 used vehicle sites, Insurance Auto Auctions, Inc., a leading salvage auto auction company whose operations span North America with 152 sites and Automotive Finance Corporation, a leading provider of floorplan financing to independent and franchised used vehicle dealers with 87 sites across North America.

This press release may include information that could constitute forward-looking statements. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company’s Securities and Exchange Commission filings. Past results of the Company are not necessarily indicative of its future results. The Company does not undertake any obligation to update any forward-looking statements.

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